Exhibit 99.1

From:	DRYCLEAN USA. Inc. 290 NE 68 Street Miami, FL 33138 Michael Steiner(305) 754-4551 Venerando Indelicato (813) 814-0722

FOR IMMEDIATE RELEASE

DRYCLEAN USA, Inc. Announces Third Quarter Results

Miami, FL – May 14, 2007 – DRYCLEAN USA, Inc. (AMEX:DCU) today reported record revenues and earnings for the nine months ended March 31, 2007. Revenues increased by 21.2% to $17,436,944 from $14,389,739 for the same period of fiscal 2006. Net earnings increased by 6.9% to $653,086 or $.09 per diluted share compared to net earnings of $610,813 or $.09 per diluted share for the same period of fiscal 2006.

For the third quarter of fiscal 2007, revenues decreased by 9.1% to $5,181,944 from $5,697,793 in the comparable period of fiscal 2006. Net earnings for the quarter were essentially flat, decreasing by 2.8% to $223,128 or $.03 per diluted share from $229,606 or $.03 per diluted share for the third quarter of fiscal 2006.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA, Inc., stated: “The Company continues to perform well in fiscal 2007, reaching record revenues and profits for the nine month period. Comparisons for the third quarter were more difficult, as the Company shipped a larger order during the third quarter of fiscal 2006, which had been delayed due to the effects of Hurricanes Katrina and Wilma. Despite the comparative reduction in sales, the Company’s gross profit margin for the third quarter of fiscal 2007 improved from the third quarter of fiscal 2006.”

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

DRYCLEAN USA, Inc.

DRYCLEAN USA, Inc. (AMEX:DCU)

Summary Consolidated Statements of Income

	Nine months ended March 31,		Three months ended March 31,
	2007	2006	2007	2006
Revenues	$17,436,944	$14,389,739	$5,181,944	$5,697,793
Earnings before income taxes	1,056,103	985,181	361,797	370,333
Provision for income taxes	403,017	374,368	138,669	140,727

Net earnings	$653,086	$610,813	$223,128	$229,606
Basic and diluted
earnings per share	$.09	$.09	$.03	$.03
Weighted average shares
outstanding:
Basic	7,034,418	7,024,450	7,034,355	7,024,450
Diluted	7,037,871	7,033,495	7,038,197	7,032,253